Filed pursuant to Rule 424(b)(2)
                                                (Form S-3 Registration Statement
                                                                  No. 333-39383)

Prospectus Supplement                                             [FINOVA logo]
(To Prospectus dated November 6, 1997)

1,421,587 Shares                                           THE FINOVA GROUP INC.
Common Stock                                               1850. N. Central Ave.
                                                                   P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209


These shares are being sold by the On November 6, 1997, the closing price Selling Shareowners named below in of our common stock on the New York
"Selling Shareowners." FINOVA will not    Stock Exchange  composite tape was $47
receive any of the  proceeds  from the    7/16/share.
sale of these shares.



The Underwriter has agreed to purchase The Underwriter proposes to offer these shares from the Selling these shares for sale from time to
Shareowners at $47.266/share,  for net    time  in  negotiated  transactions  or
total     proceeds    to    them    of    otherwise.  The sale  prices may be at
$67,192,731.14.                           or related to prevailing market prices
                                          or at negotiated prices.



The Underwriter's obligation to For further information on the plan of purchase is subject to certain distribution and any discounts,
conditions  noted in the  Underwriting    commissions  or profits on resale that
Agreement. For more information, see may qualify as underwriting discounts "Underwriting" below and "Plan of or commissions, see "Underwriting"
Distribution" in the prospectus.          below  and "Plan of  Distribution"  in
                                          the prospectus.



These shares have not been approved or
disapproved  by the  SEC or any  state
securities commission.

None   of   those    authorities   has
determined that the prospectus or this
supplement is accurate or complete.
                                          Delivery  of the shares is expected on
Any  representation to the contrary is    November   13,   1997,    subject   to
a criminal offense.                       conditions,    against    payment   in
                                          immediately available funds.



                           Credit Suisse First Boston

                                November 6, 1997

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered under this supplement. Those transactions include over-allotment, stabilizing transactions, short-covering transactions and penalty bids. For a description of those activities, see "Underwriting." If begun, they may discontinue those activities at any time.

                               SELLING SHAREOWNERS

The following table lists  information    by  the  Selling  Shareowners,  as  of
about the  shares  owned  and  offered    date of this prospectus.


                                                                                              Shares
                                     Common Stock Ownership        Shares Being            Owned After
Name of Selling Shareowner:           Prior to the Offering          Offered                 Offering
--------------------------           ----------------------        ------------            -----------

Belgravia Capital Corporation               1,339,932               1,119,932                 220,000
Heller Financial, Inc.                        207,858                 207,858                       0
R.J. Brandes(1)                                93,797                  93,797                       0

-----------------------

(1) Reflects 70,348 shares held as trustee for Andrew Stone, who owns an additional 2,200 shares of our stock individually, and 23,449 shares held as trustee for William Pitofsky. Messrs. Stone and Pitofsky are Managing Directors of the Underwriter. Since October 8, 1997, Mr. Brandes has served as Executive Managing Director of FINOVA Capital Markets Inc., an indirect wholly-owned subsidiary of The FINOVA Group Inc. ("FINOVA," "we" or "us").

                                  UNDERWRITING

     The Selling Shareowners and we prevailing market prices or at have entered into an Underwriting negotiated prices. The Underwriter may Agreement dated November 6, 1997 with effect those transactions by selling
Credit Suisse First Boston the shares to or through dealers. Corporation, as Underwriter. The Those dealers may receive compensation agreement provides that the in the form of underwriting discounts, Underwriter will purchase the shares concessions or commissions from the
offered  by this  prospectus  from the    Underwriter  and/or the  purchasers of
Selling  Shareowners and will purchase    the  shares  for  whom  it may  act as
all of these shares if any of them are    agent.
purchased.  The  Underwriter  need not
purchase any shares unless certain In connection with the sale of these conditions are satisfied. The Selling shares, the Underwriter may be deemed Shareowners and we have agreed to to have received compensation from the indemnify the Underwriter against Selling Shareowners in the form of
certain    liabilities    under    the    underwriting      discounts.       The
Securities   Act   of   1933,   or  to    Underwriter     may    also    receive
contribute   to  payments   which  the    commissions from the purchasers of the
Underwriter  may be  required  to make    shares  for whom it may act as  agent.
for those liabilities.                    The  Underwriter  and any dealers that
                                          participate  with the  Underwriter  in
The Underwriter advises us that it the distribution of the shares may be proposes to offer the shares for sale deemed to be underwriters. Any
from  time  to  time  in one  or  more    discounts or  commissions  received by
transactions (which may include block them and any profit on the resale of transactions), in negotiated the shares by them may be deemed to be transactions or otherwise, or a underwriting discounts or commissions. combination of those methods. It may offer the shares at market prices prevailing at the time of sale, at prices related to those

The    Underwriter   may   engage   in    positions.  Penalty  bids  permit  the
over-allotment,            stabilizing    Underwriter   to   reclaim  a  selling
transactions,           short-covering    concession  from  a  dealer  when  the
transactions   and  penalty   bids  in    securities   originally  sold  by  the
accordance with Regulation M under the dealer are purchased in a covering Securities Exchange Act of 1934. transaction to cover short positions. Over-allotment involves sales in Those activities may cause the price excess of the offering size, which of the securities to be higher than it creates a short position. Stabilizing would otherwise be. If commenced, the transactions permit bids to purchase Underwriter may discontinue those
the underlying security so long as the    activities at any time.
stabilizing   bids  do  not  exceed  a
specified   maximum.    Short-covering
transactions  involve purchases of the
securities  in the open  market  after
the distribution is completed to cover
short

Prospectus                                                    [FINOVA LOGO HERE]
1,711,269 Shares
                                                           The FINOVA Group Inc.
                                                          1850 N. Central Avenue
                                                                  P. O. Box 2209
                                                     Phoenix, Arizona 85002-2209

These  shares may be offered  for sale    FINOVA is registering  these shares as
from   time   to   time   by   certain    required  by the  Registration  Rights
shareowners listed below in "Selling Agreement we signed with the Selling Shareowners." They may sell their Shareowners when FINOVA purchased
shares  at  their  discretion.   As  a    certain  assets of  Belgravia  Capital
result,  some or all of  these  shares    Corporation.
may  not  be   sold  by  the   Selling
Shareowners.                              FINOVA's common stock is quoted on the
                                          New  York  Stock  Exchange  under  the
The Selling Shareowners, not FINOVA, symbol "FNV." The closing price quoted will receive the proceeds from the an the NYSE's composite tape was
sale of these shares.  FINOVA will pay    $43.94/share on October 31, 1997.
all   of   the    expenses    of   the
registration    of    these    shares,    The Selling Shareowners  may offer the
estimated to be $175,000.                 securities    directly    or   through
                                          underwriters, agents or dealers. "Plan
The securities  have not been approved    of  Distribution"  below provides more
or disapproved by the SEC of any state    information on this topic.
securities  commission.  None of those
authorities  has determined  that this
prospectus  is accurate  or  complete.
Any  representation to the contrary is
a criminal offense.




                                November 6, 1997.

                       WHERE YOU CAN FIND MORE INFORMATION

     We  file  annual,  quarterly  and       *  Annual  Report  on Form 10-K for
current reports, proxy and information          the  year  ended   December  31,
statements and other  information with          1996.
the  SEC.  You may  read  and copy any
document  we file at the SEC's  public       *  Portions of the Proxy  Statement
reference  rooms in Washington,  D.C.,          on  Schedule  14A for the Annual
New  York,   New  York  and   Chicago,          Meeting of Shareholders  held on
Illinois.   Please  call  the  SEC  at          May  8,   1997  that  have  been
1-800-SEC-0330 for more information on          incorporated  by reference  into
the public  reference  rooms and their          our 10-K.
copy charges. Our SEC filings are also
available to the public from the SEC's       *  Quarterly  Reports  on Form 10-Q
web  site at  http://www.sec.gov.  You          for the quarters ended March 31,
may also  inspect  our SEC reports and          June 30, and September 30, 1997.
other  information  at  the  New  York
Stock Exchange,  20 Broad Street,  New       *  Current   Reports  on  Form  8-K
York, New York 10005.                           dated January 24, April 18, July
                                                21,  August 19, and  October 17,
     The SEC allows us to "incorporate          1997.
by reference" the  information we file
with them, which means we can disclose          You may  request a copy of those
information to you by referring you to    filings,  other than  exhibits,  at no
those      documents.      Information    cost, by contacting us at:
incorporated  by  reference is part of
this  prospectus.   Later  information          Treasurer
filed   with  the  SEC   updates   and          The FINOVA Group Inc.
supersedes this prospectus.                     1850 North Central Avenue
                                                P.O. Box 2209
     We  incorporate  by reference the          Phoenix, Arizona  85002-2209
documents  listed below and any future          (602) 207-6900
filings   made   with  the  SEC  under
Sections 13(a),  13(c), 14 or 15(d) of
the  Securities  Exchange  Act of 1934
until this offering is completed:

                                     FINOVA

      The FINOVA Group Inc. ("FINOVA," provide value-added services enables "we" or "us") is a financial services us to differentiate ourselves from our holding company. Through our principal competitors. That expertise and
subsidiary, FINOVA Capital Corporation    ability  also  enable  us  to  command
("FINOVA Capital"), we provide a broad    pricing  that  provides a satisfactory
range of financing and capital  market    spread over our borrowing costs.
products  to mid-size  businesses.  We
concentrate   on  lending  to  midsize          We  seek  to   maintain  a  high
business.  FINOVA  Capital has been in    quality   portfolio  and  to  minimize
operation for over 42 years.              non-earning assets and write-offs.  We
                                          use   clearly   defined   underwriting
      We   extend   revolving   credit    criteria   and   stringent   portfolio
facilities,  term loans and  equipment    management  techniques.  We  diversify
and real estate financing to our lending activities geographically "middle-market" businesses with and among a range of industries,
financing   needs  falling   generally    customers and loan products.
between  $500,000 and $35 million.  We
operate  in 16  specific  industry  or          Due  to  the  diversity  of  our
market   niches   under  three  market    portfolio,  we  believe  we are better
segments  in which  our  expertise  in    able to manage competitive  changes in
evaluating  the credit  worthiness  of    our  markets  and  to  withstand   the
prospective  customers and our ability    impact   of   deteriorating   economic
to                                        conditions  on a regional  or national
                                          basis.  There  can  be  no  assurance,
                                          however,   that  competitive  changes,
                                          borrowers'    performance,
economic  conditions  or other factors          *  Factoring   Services   offers
will not result in an  adverse  impact             full  service  factoring  and
on  our  results  of   operations   or             accounts           receivable
financial condition.                               management    services    for
                                                   entrepreneurial   and  larger
      We generate  interest  and other             firms,   primarily   in   the
income  through  charges  assessed  on             textile      and      apparel
outstanding   loans,  loan  servicing,             industries.     The    annual
leasing, brokerage and other fees. Our             factored   volume   of  these
primary  expenses  are  the  costs  of             companies     is    generally
funding  the loan and lease  business,             between  $5  million  and $25
including   interest   paid  on  debt,             million.  This line  provides
provisions for possible credit losses,             accounts    receivable    and
marketing   expenses,   salaries   and             inventory financing and loans
employee benefits, servicing and other             secured by equipment and real
operating expenses and income taxes.               estate.

      Our   principal    offices   are          *  Rediscount   Finance   offers
located at 1850 North Central  Avenue,             revolving  credit  facilities
P.O.   Box  2209,   Phoenix,   Arizona             to the  independent  consumer
85002-2209.  Our  telephone  number is             finance  industry   including
(602) 207-6900.                                    sales,  automobile,  mortgage
                                                   and      premium      finance
          LINES OF BUSINESS                        companies.            Typical
                                                   transaction  sizes range from
      We   operate    the    following             $1 million to $35 million.
principal   lines  of  business  under
three market segments:                    Specialty Finance

Commercial Finance                              *  Commercial  Equipment Finance
                                                   offers   equipment    leases,
      *  Asset-Based   Finance  offers             loans and "turnkey" financing
         collateral-oriented revolving             to a broad  range of  midsize
         credit  facilities  and  term             companies.  Specialty markets
         loans   for    manufacturers,             include     the     corporate
         distributors, wholesalers and             aircraft and emerging  growth
         service  companies.   Typical             technology        industries,
         transaction  sizes range from             primarily  biotechnology  and
         $500,000 to $3 million.                   electronics.          Typical
                                                   transaction  sizes range from
      *  Corporate  Finance provides a             $500,000 to $15 million.
         full     range     of    cash
         flow-oriented and asset-based          *  Commercial     Real    Estate
         term   and   revolving   loan             Finance     provides     term
         products  for  manufacturers,             financing for hotel, anchored
         wholesalers,    distributors,             retail,       office      and
         specialty    retailers    and             owner-occupied    properties.
         commercial    and    consumer             Typical   transaction   sizes
         service  businesses.  Typical             range  from $5 million to $25
         transaction  sizes range from             million.
         $2 million to $35 million.
                                                *  Communications        Finance
      *  Inventory   Finance  provides             specializes in term financing
         inbound     and      outbound             to      advertising       and
         inventory financing, combined             subscriber-supported
         inventory/accounts receivable             businesses   including  radio
         lines of credit and  purchase             and   television    stations,
         order financing for equipment             cable   operators,    outdoor
         distributors,     value-added             advertising     firms     and
         resellers     and     dealers             publishers.           Typical
         nationwide. Transaction sizes             transaction  sizes range from
         generally range from $500,000             $1 million to $40 million.
         to $30 million.
                                                *  Franchise    Finance   offers
                                                   equipment,  real  estate  and
                                                   acquisition   financing   for
                                                   operators
         of   established    franchise    Capital Markets
         concepts.  Transaction  sizes
         generally range from $500,000          *   FINOVA    Realty     Capital
         to $15 million.                            specializes   in   providing
                                                    capital   markets  -  funded
      *  Healthcare  Finance  offers a              commercial    real    estate
         full    range   of    working              financing    products    and
         capital,  equipment  and real              commercial  mortgage banking
         estate financing products for              services.            Typical
         the    U.S.    health    care              transaction sizes range from
         industry.  Transaction  sizes              $1 million to $5 million.
         typically range from $500,000
         to $25 million.                        *  FINOVA  Investment   Alliance
                                                   provides equity and mezzanine
      *  Public    Finance    provides             debt  financing  for  midsize
         tax-exempt  term financing to             businesses   in   partnership
         state and  local  governments             with institutional  investors
         and non-profit  corporations.             and selected  fund  sponsors.
         Typical   transaction   sizes             Typical   transaction   sizes
         range  from  $100,000  to  $5             range  from $2 million to $15
         million.                                  million.

      *  Portfolio  Services  provides         FINOVA     is     a     Delaware
         customized         receivable    corporation.  We were  incorporated in
         servicing and collections for 1991 to serve as the successor to The time-share developers and Dial Corp's financial services other generators of consumer businesses. Dial transferred those
         receivables.                     businesses  to us in  March  1992 in a
                                          spin-off.  Since that time, FINOVA has
      * Resort Finance focuses on increased its total assets from about construction, acquisition and $2.6 billion at December 31, 1992 to receivables financing of time $8.1 billion at June 30, 1997. Income share resorts worldwide as from continuing operations increased well as term financing for from $37 million in 1992 to $116.5 established golf resort million in 1996. We believe FINOVA hotels and receivables ranks among the largest independent funding for developers of commercial finance companies in the
         second   home    communities.    U.S., based  on  total  assets.   Our
         Typical   transaction   sizes    common stock is traded on the New York
         range  from $5 million to $35    Stock Exchange.
         million.

      *  Transportation        Finance
         structures  equipment  loans,
         leases, acquisition financing
         and  leveraged  lease  equity
         investments   for  commercial
         and cargo airlines worldwide,
         railroads  and  operators  of
         other transportation  related
         equipment.            Typical
         transaction  sizes range from
         $5 million to $30 million.

                         SELECTED FINANCIAL INFORMATION

   The following information was items are part of our Annual Report on derived from our financial statements. Form 10-K for the year ended December Partial year results are not audited. 31, 1996 and our Quarterly Reports on The information is only a summary and Form 10-Q for the quarters ended March does not provide all of the 31, June 30 and September 30, 1997. information contained in our financial You should read our financial
statements,   including   the  related    statements and other  information that
notes, and Management's Discussion and    we have filed with the SEC.
Analysis. Those


                                  As of and for the
                                  Nine Months Ended
                                    September 30,                      As of and for the Year Ended December 31,
                                    ------------                       -----------------------------------------
                                 1997          1996          1996          1995          1994          1993          1992
                                 ----          ----          ----          ----          ----          ----          ----
                                     (Unaudited)                      (Dollars in thousands, except per share data)
0PERATIONS:
Interest and income
earned from financing
transactions                 $   682,920   $   588,259   $   797,934   $   702,116   $   474,200   $   255,216   $   243,337
Interest margins earned          326,487       271,538       369,105       309,084       227,463       124,847       104,699
Provision for possible
credit losses                     48,300        31,164        41,751        37,568        10,439         5,706         6,740
Gains on sale of assets           22,407         8,442        12,949        10,889         3,877         5,439         3,362
Income from continuing
operations                       100,330        86,097       116,493        93,798        73,770        37,846        36,750
Earnings from continuing
operations after preferred
dividends per common
and equivalent share*        $      1.79   $      1.54   $      2.08   $      1.69   $      1.46   $      0.90   $      0.85
Earnings per common and
equivalent share*            $      1.79   $      1.52   $      2.09   $      1.75   $      1.47   $      0.89   $      1.15
Dividends declared per
common share*                $      0.38   $      0.34   $      0.46   $      0.42   $      0.37   $      0.34   $      0.21
Average outstanding
common and equivalent
shares*                       55,908,000    55,942,000    56,072,000    55,664,000    50,614,000    40,664,000    40,928,000

FINANCIAL POSITION:

Investment in financing
transactions                 $ 8,075,600   $ 7,058,306   $ 7,298,759   $ 6,348,079   $ 5,342,979   $ 2,846,571   $ 2,428,523
Nonaccruing assets               173,390       151,798       155,505       143,127       149,046       102,607       100,422
Reserve for possible
credit losses                    167,754       144,293       148,693       129,077       110,903        64,280        69,291
Total assets                   8,307,720     7,875,848     7,526,734     7,036,514     5,821,343     2,834,322     2,641,668
Total debt                     6,502,512     6,350,043     5,850,223     5,649,368     4,573,354     2,079,286     1,898,773
Redeemable preferred
stock                               --            --            --            --            --            --          25,000
Company-obligated
mandatory redeemable
convertible preferred
securities of subsidiary
trust solely holding
convertible debentures of
the Company                      111,550          --         111,550          --            --            --            --
Shareowners'  equity             977,921       896,581       929,591       825,184       770,252       503,300       488,396

*Retroactively adjusted for the two for one stock split effective October 1, 1997.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This    prospectus    and    any    business   strategy,   the  effect  of
information incorporated by reference economic conditions, the performance discuss future expectations, contain of our borrowers, actions of our projections of results of operation or competitors and our ability to respond financial condition or state other to those actions, the cost of our forward-looking information. Known and capital, which may depend in part on unknown risks, uncertainties and other our portfolio quality, ratings, factors could cause the actual results prospects and outlook, changes in to differ materially from those governmental regulation, tax rates and contemplated by those statements. The similar matters, the results of forward-looking information is based litigation, the ability to attract and on various factors and was derived retain quality employees and other
using numerous assumptions.               risks  detailed  in our other  filings
                                          with the  SEC.  We do not  promise  to
      Important factors that may cause update forward-looking information to the actual results to differ include, reflect actual results or changes in without limitation, the results of our assumptions or other factors that
efforts  to  implement   our              could affect those statements.

                               SELLING SHAREOWNERS

      We issued 1,711,269 shares of through a block trade through brokers our common stock to Belgravia Capital we approve or in a private transaction Corporation in partial payment for the not on a national securities exchange. purchase of substantially all of Without one of those exceptions, those Belgravia's assets. Immediately after Selling Shareowners cannot sell, in the acquisition, Belgravia transferred the aggregate, more than 20% of our to each of the other Selling average weekly trading volume for the
Shareowners    the  number  of  shares    prior week.
listed below opposite their names. The
Selling  Shareowners   may  sell  from    Selling                 Shares Offered
time  to  time  up to  the  number  of    Shareowner                      Hereby
shares listed opposite their names.       -----------             --------------

     Under the terms of a Registration
Rights  Agreement we entered into with    Belgravia Capital
the Selling Shareowners,  we agreed to      Corporation              1,339,932
use our best  efforts to register  for    Heller Financial, Inc.       207,858
offer or sale to the public the common    R.J. Brandes(1)               93,797
stock issued to Belgravia and then the    Brandes Program LLC           69,682
Selling Shareowners.  The registration    -------------
of  these  shares,  however,  does not
necessarily  mean  that  all or any of    (1)   Reflects 70,348 shares of common
the  common  stock will be sold by the          stock held as trustee for Andrew
Selling  Shareowners.  The  shares  of          Stone,  who  owns an  additional
common  stock  offered  represent  all          2,200  shares  of  common  stock
shares  of common  stock  owned by the          individually,  and 23,449 shares
respective Selling Shareowners.                 of common  stock held as trustee
                                                for  William   Pitofsky.   Since
     The Registration Rights Agreement          October 8, 1997, Mr. Brandes has
restricts  the  ability  of  Belgravia          served  as  Executive   Managing
Capital Corporation,  R.J. Brandes and          Director   of   FINOVA   Capital
the  Brandes  Program  LLC  to  sell a          Markets Inc., an indirect wholly
large volume of these shares, except            owned subsidiary of FINOVA.

                                 USE OF PROCEEDS

      We will not  receive  any of the    Those proceeds  will  be  paid  to the
proceeds  from the sale of the  common    Selling Shareowners.
stock offered through this prospectus.


                              PLAN OF DISTRIBUTION

      The Selling Shareowners may stock to a broker-dealer and the sell the common stock from time to broker-dealer may sell the loaned
time.  The  Selling  Shareowners   may    common  stock.  Upon  a  default,  the
make these sales on exchanges or in broker-dealer may sell the pledged the over-the-counter market or common stock pursuant to this
otherwise,  at prevailing prices or in    prospectus.
negotiated  transactions.  The  common
stock  may be  sold  by:  (a) a  block          Broker-dealers   or  agents  may
trade in which the broker-dealer will receive compensation in the form of attempt to sell the common stock as commissions, discounts or concessions agent but may resell a portion of the from Selling Shareowners in amounts block as principal to facilitate the to be negotiated in connection with transaction; (b) purchases by a the sale. These broker-dealers and any broker-dealer as principal and resale other participating broker-dealers may by that broker-dealer for its account be considered "underwriters" under the pursuant to this prospectus; (c) an Securities Act of 1933, as amended, in exchange distribution under the rules connection with those sales. Any of that exchange; and (d) ordinary commission, discount or concession
brokerage       transactions       and    they   receive   may   be   considered
transactions   in  which  the   broker    underwriting  discounts or commissions
solicits   purchasers.   In  effecting    under that Act.
sales,  broker-dealers  engaged by the
Selling  Shareowners   may arrange for          The  Selling   Shareowners   may
other broker-dealers to participate in agree to indemnify any broker-dealer the resales. In addition, any common or agent that participates in stock that qualifies for sale under transactions involving sales of the
Rule 144 may be sold under Rule 144 common stock against certain rather than pursuant to this liabilities, including liabilities
prospectus.                               arising  under the  Securities  Act of
                                          1933.
      The  Selling   Shareowners   may
also  sell  common   stock  short  and          There is no  assurance  that any
redeliver the common stock to close of the Selling Shareowners will offer out these short positions. The Selling for sale or sell any or all of the Shareowners may also enter into common stock covered by this
option,  hedging or other transactions    prospectus.
with broker-dealers  which require the
delivery to the  broker-dealer  of the
common stock.  The  broker-dealer  may
resell those  shares  pursuant to this
prospectus.  The  Selling  Shareowners
may  also  loan  or  pledge the common

                                  LEGAL MATTERS

     William J. Hallinan, Esq., Senior the common stock offered through this Vice President-General Counsel, or prospectus. Brown & Wood LLP will Richard Lieberman, Esq., Vice serve as counsel to any underwriters President-Assistant General Counsel of or agents, unless otherwise noted in a
FINOVA,  will pass on the  legality of    supplement.

                                    EXPERTS

    Deloitte & Touche LLP, independent ended December 31, 1996. The financial auditors, have audited the financial statements are incorporated into this statements for FINOVA incorporated in Prospectus by reference in reliance this Prospectus by reference from our upon their report given upon their Annual Report on Form 10-K for the authority as experts in accounting and
year                                      auditing.

                                  MISCELLANEOUS

      You should rely only on the any jurisdiction in which the making information contained in this document of an offer to sell or a solicitation or that we have referred you to. We of an offer to buy would not be have not authorized anyone to provide authorized. Additionally, this you with information that is document is not an offer to sell or a different. This document is not an solicitation of an offer to buy common offer to sell or a solicitation of an stock to anyone to whom it would be
offer to buy  common  stock by  anyone    unlawful to do so.
not qualified to do so or by anyone in

You   should    rely   only   on   the                [FINOVA logo]
information     contained     in    or
incorporated   by  reference  in  this
prospectus or the supplement.  We have
authorized  no one to provide you with
different information.
                                                 THE FINOVA GROUP INC.
We are not  making  an  offer of these
securities  in any location  where the
offer is not permitted.
                                                    1,421,587 Shares
You  should   not   assume   that  the
information  in this  prospectus or in                Common Stock
the supplement,  including information
incorporated by reference, is accurate
as of any date  other than the date on
the   front  of  the   prospectus   or
supplement, as applicable.

                                                 PROSPECTUS SUPPLEMENT
           ---------------

          TABLE OF CONTENTS
                                  Page
                                  ----
        Prospectus Supplement

Selling Shareowners ...............S-2
Underwriting ......................S-2

              Prospectus

Where You Can Find More
  Information .......................2              CREDIT | FIRST
FINOVA ..............................2              SUISSE | BOSTON
Selected Financial Information ......5
Special Note Regarding Forward-
  Looking Statements ................6
Selling Shareowners .................6
Use of Proceeds .....................7
Plan of Distribution ................7
Legal Matters .......................7
Experts .............................7
Miscellaneous .......................7